Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated November 9, 2022 and Prospectus dated November 3, 2021)

November 9, 2022

US$1,250,000,000 5.350% Notes due October 18, 2024

US$1,250,000,000 5.457% Notes due November 18, 2027

US$1,250,000,000 5.350% Notes due October 18, 2024

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	November 9, 2022

Settlement Date:	November 18, 2022 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	October 18, 2024

Interest Rate:	5.350%

Price to Public:	99.945%

Benchmark Treasury:	UST 4.375% due October 31, 2024

Benchmark Treasury Price and Yield:	99-20¾ / 4.563%

Re-offer Spread to Benchmark Treasury:	plus 82 basis points

Re-offer Yield:	5.383%

Fees:	10 basis points

All-in Price:	99.845%

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Interest Payment Dates:	Payable semi-annually in arrears on April 18 and October 18 of each year, commencing April 18, 2023, and ending on the Maturity Date, subject to Business Day Convention.

There will be a short first coupon payable on April 18, 2023, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,248,062,500

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214FH1

ISIN:	US961214FH19

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
JPMorgan Securities LLC
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Scotia Capital (USA) Inc.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

US$1,250,000,000 5.457% Notes due November 18, 2027

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,250,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	November 9, 2022

Settlement Date:	November 18, 2022 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	November 18, 2027

Interest Rate:	5.457%

Price to Public:	100.000%

Benchmark Treasury:	UST 4.125% due October 31, 2027

Benchmark Treasury Price and Yield:	99-16 / 4.237%

Re-offer Spread to Benchmark Treasury:	plus 122 basis points

Re-offer Yield:	5.457%

Fees:	25 basis points

All-in Price:	99.750%

Interest Payment Dates:	Payable semi-annually in arrears on May 18 and November 18 of each year, commencing May 18, 2023, and ending on the Maturity Date, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,246,875,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214FK4

ISIN:	US961214FK48

Joint Active Bookrunners:	BofA Securities, Inc.
Citigroup Global Markets Inc.
JPMorgan Securities LLC
Westpac Banking Corporation

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Scotia Capital (USA) Inc.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated November 9, 2022 and Prospectus dated November 3, 2021)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, withdrawal or suspension at any time.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the United Kingdom.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC (collect) at 1-212-834-4533 or Westpac Banking Corporation (collect) at 1-212-389-1269.